Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

Federal Realty Investment Trust

Federal Realty OP LP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Federal Realty Investment Trust
	Equity	Common shares of beneficial interest, par value $.01 per share	457(r)	(1)	(1)	(1)	(1)	(1)
	Equity	Preferred shares of beneficial interest, par value $.01 per share	457(r)	(1)	(1)	(1)	(1)	(1)
	Equity	Depositary shares(2)	457(r)	(1)	(1)	(1)	(1)	(1)
	Other	Share purchase contracts	457(r)	(1)	(1)	(1)	(1)	(1)
	Other	Warrants(3)	457(r)	(1)	(1)	(1)	(1)	(1)
	Other	Guarantees(4)	457(r)	(1)	(1)	(1)	(1)	(1)
	Other	Units(5)	457(r)	(1)	(1)	(1)	(1)	(1)
	Federal Realty OP LP
	Debt	Debt securities(6)	457(r)	(1)	(1)	(1)	(1)	(1)

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					—		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)

In reliance on and in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the Registrants are deferring payment of all of the registration fee. This registration statement registers an indeterminate aggregate initial offering price or number of securities of each identified class as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or represented by depositary shares.

(2)	Each depositary share will represent an interest in preferred shares of beneficial interest, and will be issued under a deposit agreement and evidenced by a depositary receipt.
(3)

The warrants covered by this registration statement may be warrants for common shares of beneficial interest, preferred shares of beneficial interest or depositary shares representing interests in preferred shares of beneficial interest.

(4)	No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees being registered hereby.
(5)	Each unit will be issued under a unit agreement and will represent an interest in two or more other securities, which may or may not be separable from each other.
(6)	The debt securities offered by Federal Realty OP LP may be accompanied by guarantees issued by Federal Realty Investment Trust.